                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-74664

                           PROSPECTUS SUPPLEMENT NO. 1
                              DATED APRIL 16, 2002
                                       TO
                        PROSPECTUS DATED JANUARY 25, 2002

                                 VALICERT, INC.

                                4,269,423 Shares*
                                       of
                                 [ValiCert logo]
                                  Common Stock

--------------------------------------------------------------------------------

     This prospectus supplements the prospectus dated January 25, 2002 of ValiCert, Inc. relating to the public offering and sale by selling securityholders described below. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                               -----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     * The number of shares of common stock registered in this offering shall be amended throughout the prospectus to be a total of 4,269,423 shares of common stock. A total of 4,541,223 shares of common stock were initially registered in the prospectus dated January 25, 2002. A selling securityholder has since indicated that it will not purchase an additional 271,800 shares of common stock, pursuant to its option under the asset purchase and sale agreement dated December 12, 2001.

     The table and related footnotes on pages 20 and 21 of the prospectus setting forth information concerning the selling securityholders are amended to read as follows:

                                                         Number of                                            Shares
                                                        Shares Held                                        Beneficially
                                                         Prior to       Number of Shares     Number of     Owned After
                                                         Purchase          Held After       Shares That        the
            Name of Selling Stockholders                Agreements     Purchase Agreements  May be Sold    Offering(l)
            ----------------------------                ----------     -------------------  -----------    -----------
Palo Alto Internet Value Fund, L.P.(2) .............     195,200           257,440(6)          257,440               0
Palo Alto Crossover Fund, L.P.(2) ..................           0           103,734(7)          103,734               0
William H. Draper, III Revocable Trust(2) ..........      33,900            58,796(8)           58,796               0
Fred M. Gibbons(2) .................................      50,400           120,939(9)          120,939               0
Micro Cap Partners, L.P.(2),(3) ....................     800,900         2,078,403(10)       2,078,403               0
Micro-Mouse Partners, L.P.(2) ......................      92,600           230,026(11)         230,026               0
Paul C. Edwards(2) .................................      40,000            98,091(12)          98,091               0
UBTI Free Limited Partnership(2) ...................      75,700           183,583(13)         183,583               0
William C. Edwards Revocable Trust(2) ..............     157,100           389,464(14)         389,464               0
Joseph (Yosi) Amram(4) .............................   1,893,139(5)      2,033,886(15)          20,747       2,013,139
Tradenable, Inc. ...................................           0           229,216(16)         229,216               0
2180 Associates Fund VI, L.P. ......................           0             1,526               1,526               0
7719 Ventures I L.P. ...............................           0            14,063              14,063               0
7719 Ventures II LLC ...............................           0             7,249               7,249               0
AIG-FP Capital Preservation Corp. ..................           0            32,714              32,714               0
Bertelsmann A.G. ...................................           0            72,491              72,491               0
Ebay, Inc. .........................................           0            13,048              13,048               0
Barjinderpal S. Gill ...............................           0             5,799               5,799               0
Infinity Capital Venture Fund 1999, L.P. ...........           0           146,728             146,728               0
Infinity Capital VF Affiliates 1999, (Q) L.P. ......           0             3,112               3,112               0
Infinity Capital VF Affiliates 1999, L.P. ..........           0             2,390               2,390               0
Jafco G-8 (A) Investment Enterprise Partnership ....           0             7,249               7,249               0
Jafco G-8 (B) Investment Enterprise Partnership ....           0             7,249               7,249               0
Jafco GC1 Investment Enterprise Partnership ........           0             7,249               7,249               0
Jafco L-2 Venture Capital Limited Partnership ......           0             7,249               7,249               0
PacRim Venture Investors IV, L.L.C. ................           0             3,915               3,915               0
PacRim Venture Partners I, L.P. ....................           0             5,111               5,111               0
PacRim Ventures I-Q, L.P. ..........................           0             5,473               5,473               0
Red Rock Ventures II L.P. ..........................           0            21,809              21,809               0
SB Investment Co., Ltd. ............................           0            10,874              10,874               0
Atul Sharan ........................................           0               145                 145               0
Daniel Smith .......................................           0               217                 217               0
Trans Cosmos USA, Inc. .............................           0            28,996              28,996               0
U.S. Venture Partners VI, L.P. .....................           0            87,242              87,242               0
USVP Entrepreneur Partners VI, L.P. ................           0             2,574               2,574               0
USVP VI Affiliates Fund, L.P. ......................           0             4,005               4,005               0
Bryant Wong ........................................           0               507                 507               0

     TOTAL .........................................   3,338,939         6,282,562           4,269,423       2,013,139
                                                       =========         =========           =========       =========

---------------
 (1) Assumes all shares held prior to the common stock purchase agreement (excluding Mr. Amram's shares, see footnote 5) and all shares acquired pursuant to the common stock purchase agreement are sold. Also assumes that all shares acquired pursuant to the asset purchase and sale agreement are sold.

 (2) Palo Alto Investors, LLC ("PAI") is either the manager or registered investment manager of the selling stockholders. In addition, PAI is either the manager or registered investment manager of other entities that owned 124,300 shares of ValiCert's common stock immediately prior to November 14, 200l. PAI manages 14.10% of ValiCert's outstanding common stock. *

 (3) Micro Cap Partners, L.P.'s holdings represent 8.08% of ValiCert's outstanding common stock.*

 (4) Mr. Amram is ValiCert's president and chief executive officer. Mr. Amram's holdings include 169,183 shares held in trust for his children. It also includes 146,666 shares subject to options and 116,352 shares from vested warrants that may be exercised within 60 days of March 15, 2002. Mr. Amram's holdings represent 7.78% of ValiCert's outstanding common stock.*

 (5) Shares of common stock held by Mr. Amram immediately prior to November 14, 200l are not being registered under the registration statement on Form S-3.

 (6) Includes 51,509 shares of common stock and 10,731 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

 (7) Includes 85,849 shares of common stock and 17,885 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

 (8) Includes 20,604 shares of common stock and 4,292 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

 (9) Includes 58,377 shares of common stock and 12,162 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

(10) Includes 1,057,244 shares of common stock and 220,259 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

(11) Includes 113,732 shares of common stock and 23,694 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

(12) Includes 48,075 shares of common stock and 10,016 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

(13) Includes 89,283 shares of common stock and 18,600 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

(14) Includes 192,301 shares of common stock and 40,063 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.

(15) Includes 17,170 shares of common stock and 3,577 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement. Also includes 120,000 shares subject to options granted in March 2002.

(16) Tradenable, Inc. acquired 728,200 shares of common stock on December 21, 2001, of which 498,984 shares have been distributed to other selling securityholders. Tradenable, Inc. has informed ValiCert that it will not exercise its option under the asset purchase and sale agreement to acquire an additional 271,800 shares of common stock by payment of a promissory note.

 * Percentages are based upon 25,490,275 shares of common stock outstanding on March 15, 2002.

                                -----------------

     Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

            The date of this prospectus supplement is April 16, 2002.